SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2007

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STANDARD MANAGEMENT CORPORATION

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(Exact name of registrant as specified in its charter)

Indiana                                                        0-20882                                                          35-1773567

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 (State or other jurisdiction                   (Commission File Number)                              (IRS Employer

  of incorporation)                                                                                                      Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana

46280

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(Address of principal executive offices)                                                                                 (Zip Code)

Registrant's telephone number, including area code                     (317) 574-6200

N/A

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

            Effective February 20, 2007, the Registrant entered into a letter agreement with Mr. Sam Schmidt, pursuant to which Mr. Schmidt agreed to purchase up to 2,000,000 of the Registrant’s common shares at a purchase price of $0.10 per share. A copy of the letter agreement is attached as Exhibit 99.1 to this Report and is incorporated herein by reference. The Registrant is effecting the sales of its common shares contemplated by the letter agreement without registration under the Securities Act of 1933 in reliance on the exemption from registration provided in Rule 506 of Regulation D under the Securities Act.

Terms of the Agreement

            Pursuant to the Agreement, on February 23, 2007, Mr. Schmidt purchased 3,000,000 of the Registrant’s common shares for an aggregate purchase price of $300,000.

            Mr. Schmidt also agreed that he or his designated affiliates will purchase an additional 10,000,000 of the Registrant’s common shares for an aggregate purchase price of $1,000,000 within 24 hours after the Registrant provides to Mr. Schmidt a first priority security interest in certain real estate located in Bloomington, Indiana owned by a subsidiary of the Registrant. The security interest will secure existing indebtedness in the principal amount of $2.5 million owed to Mr. Schmidt by the Registrant pursuant to a 6% convertible note due 2008 (the “Convertible Note”). The Registrant sold the Convertible Note to Mr. Schmidt in November 2004.

            Mr. Schmidt further agreed that he or his designated affiliates will purchase another 7,000,000 of the Registrant’s common shares for an aggregate purchase price of $700,000 within 24 hours after the Registrant provides to Mr. Schmidt a first priority security interest in the personal property of the Registrant and a pledge of the shares of the Registrant’s subsidiary, Precision Healthcare, Inc., securing the same indebtedness.

Repurchase Obligation

            In the event the Registrant is unable to provide the security interests described above to Mr. Schmidt on or before March 22, 2007, the Registrant is obligated to repurchase the 300,000 common shares purchased by Mr. Schmidt on February 23, 2007. The Registrant’s obligation to repurchase the shares previously purchased by Mr. Schmidt is secured by a second mortgage on the Bloomington real estate.

Voting Agreement

            Mr. Schmidt agreed to vote his shares of the Registrant’s common shares for the election to the Registrant’s board of directors of himself, Mr. Dennis King, Mr. Ronald D. Hunter, James H. Steane II, and Mr. Dainforth B. French, Jr.  Mr. Hunter, Mr. Steane and Mr. French are all of the current members of the board of directors of the Registrant. After the completion of the transactions contemplated by the letter agreement, Mr. Schmidt will beneficially own approximately 55.3% of the Registrant’s outstanding common shares, and would have the voting power to ensure the election of the persons named above to the Registrant’s board of directors.

Mr. Schmidt will have the power to direct the affairs of the Registrant. The board of directors of the Registrant has not yet determined to which, if any, of the committees of the Registrant’s board Mr. Schmidt and Mr. King will be appointed.

Options

            Upon the purchase by Mr. Schmidt of the additional 10,000,000 of the Registrant’s common shares as described above, Mr. Schmidt will grant options to purchase 3,000,000 of the Registrant’s common shares to Mr. Ronald D. Hunter, 1,000,000 of the Registrant’s common shares to Dr. Mark B.L. Long, and 1,000,000 of the Registrant’s common shares to Dr. Martial R. Knieser. The exercise price of the options will be $0.20 per share, and the options will have a term of two years. Each of Mr. Hunter, Dr. Long and Dr. Knieser is an officer of the Registrant.

Repayment of Other Indebtedness

            Within 15 days after the earlier of (i) Mr. Schmidt’s purchase of all of the shares contemplated by the letter agreement, or (ii) the Registrant’s sale of Precision Healthcare, Inc. to Universal HealthCare Company, LLC, the Registrant is obligated to repay certain indebtedness owed either to Mr. Schmidt or his affiliates in the approximate principal amount of $200,000.

Use of Proceeds

            The Registrant intends to use the proceeds of the sale of its shares to Mr. Schmidt for debt reduction and general corporate purposes.

Source of Funds

            The Registrant believes that Mr. Schmidt and his affiliates are using personal funds to purchase the shares pursuant to the letter agreement.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

            See Item 1.01 above.

Item 3.02 – Unregistered Sales of Equity Securities

            See Item 1.01 above.

Item 5.01 – Changes in Control of Registrant

            See Item 1.01 above.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors;
                         Appointment of Principal Officers

            See Item 1.01 above.

Item 9.01 – Financial Statements and Exhibits

             (a)             Not applicable.

             (b)             Not applicable

             (c)             Not applicable

             (d)             Exhibits

                        99.1      Letter Agreement dated February 20, 2007 between
                                     Standard Management Corporation and Sam Schmidt

                        99.2      Press Release dated March 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION

By: /s/Ronald D. Hunter
Name: Ronald D. Hunter
Title: Chairman and Chief Executive Officer

Dated: March 1, 2007

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